Exhibit 10.34

SENTI BIOSCIENCES, INC.
SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS SCIENTIFIC ADVISORY BOARD AGREEMENT (the “Agreement”) is made and entered into as of May 14, 2021 (the “Effective Date”), by and between SENTI BIOSCIENCES, INC., a Delaware corporation (the “Company”), and DR. JAMES COLLINS an individual with an email address at jimjc@mit.edu (the “Advisor”). The Company and the Advisor may be referred herein individually as “Party” or collectively, as “Parties.”
RECITAL
As part of its ongoing program of research and development, the Company desires to retain distinguished scientists and other qualified individuals to advise the Company with respect to its technology strategy and to assist it in the research, development and analysis of the Company’s technology. In furtherance thereof, the Company desires to retain Advisor as a consultant and member of the Company’s Scientific Advisory Board, and the Company and Advisor desire to enter into this Agreement.
AGREEMENT
In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:
1.Scientific Advisory Board and Consulting Services.
Commencing on the Effective Date, the Company hereby retains Advisor, and Advisor hereby agrees to serve, as a member of the Company’s Scientific Advisory Board (the “SAB”) and as a consultant to the Company. As consultant and member of the SAB, Advisor agrees to devote his best efforts to provide the services as follows: (a) attending meetings of the Company’s SAB; and (b) performing the duties of an SAB member at such meetings, as established from time to time by the mutual agreement of the Company and the SAB members, including without limitation meeting with Company employees, consultants and other SAB members, reviewing goals of the Company and assisting in developing strategies for achieving such goals, and providing advice, support, theories, techniques and improvements in the Company's scientific research and product development activities; and (c) providing consulting services to the Company at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company. The services to be provided by Advisor hereunder are referred to collectively herein as the “Services.” Advisor’s consultation with the Company will involve the specialized field of synthetic biology and gene circuits (the “Field”) and requires the application of unique, special and extraordinary skills and knowledge that Advisor possesses in the Field. Advisor will be free of control and direction from the Company and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Advisor will provide, at Advisor’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services.
2.Compensation.
As full and complete compensation for performing the Services, and subject to Advisor’s continued services pursuant to this Agreement, the Company shall pay Advisor cash compensation in the amount as outlined in Exhibit A of this Agreement, annually; payable in equal quarterly installments beginning on the Effective Date. The Company will also reimburse Advisor for reasonable out-of-pocket expenses incurred by Advisor in providing Services at the Company’s request from time to time. In addition, the Company’s Board of Directors (the “Board”) has granted Advisor an initial option to purchase, pursuant to the Company’s 2016 Stock Incentive Plan or any other equity incentive plan in effect at the time of grant (the “Plan”), shares (as outlined in Exhibit A) of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board. In addition, subject to approval by the Board or the compensation committee of the Board, and subject to Advisor’s continued services pursuant to this Agreement, Advisor will be granted an annual option to purchase, pursuant to the Plan, shares (as outlined in Exhibit A) of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board or compensation committee of the Board. Such stock options shall vest over four (4) years, with 1/4 of the total number of shares subject to the option vesting on the one-year anniversary of the Effective Date and, the remainder vesting in 36 equal monthly installments thereafter, subject to Advisor’s continued service with the Company and subject to the terms and conditions of the Plan. Such stock options shall be subject to the Company’s standard form of stock option agreement.

3.Independent Contractor.
The Parties understand and agree that Advisor is an independent contractor and not an employee, agent or representative of the Company. Advisor has no authority to obligate the Company by contract or otherwise. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor. Advisor further represents and warrants that Advisor is self-employed in an independently established trade, occupation, or business, maintains and operates a business that is separate and independent from the Company’s business, holds himself or herself out to the public as independently competent and available to provide applicable services similar to the Services, and has obtained and/or expects to obtain clients or customers other than the Company for whom Advisor performs services.
4.Institutional Agreement.
(a)The Company acknowledges that Advisor is a professor at Massachusetts Institute of Technology (the “Institute”) and is subject to the Institute’s policies, including policies concerning consulting, conflicts of interest and intellectual property. Advisor represents and warrants that Advisor is permitted to enter into this Agreement pursuant to Institute’s policies concerning professional consulting and additional workload. Advisor shall not (a) disclose to the Company any information that Advisor is required to keep confidential pursuant to an existing confidentiality agreement with the Institute, (b) make any use of any funds, space, personnel, facilities, equipment or other resources of the Institute in performing the Services, (c) take any other action that would result in the Institute asserting ownership of, or other rights in, any Inventions, unless agreed in writing in advance by the Company, or (d) perform any Services in any manner that conflicts with any policies of the Institute. During the term of this Agreement, Advisor will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Advisor’s obligations, or the scope of Services rendered for the Company, under this Agreement. Advisor warrants that there is no other contract or duty on its part inconsistent with this Agreement. Advisor agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by Advisor of any services agreement with any third party.
(b)Advisor agrees to provide to the Company copies of Institute’s policies or guidelines relating to Advisor’s obligations to the Institute and consulting services, if any, promptly upon request by the Company. If Advisor is required by the Institute, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services being provided by Advisor hereunder or that is contrary to the terms of this Agreement, Advisor will promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.
5.Recognition of Company’s Rights; Nondisclosure.
Advisor recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Advisor agrees as follows:
(a)At all times during the term of Advisor’s association with the Company and thereafter, Advisor will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Advisor’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company.
(b)The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, media and/or cell lines and procedures and formulations for producing any such samples, media and/or cell lines, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.
(c)In addition, Advisor understands that the Company has received and, in the future, will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Advisor’s association and thereafter, Advisor will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Advisor’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

(d)Advisor shall comply at all times with state and Federal laws regarding the confidentiality of medical and financial records. Advisor shall not release any medical or financial records to any third person, except as required by law or court order, or as approved by Company prior to release, except as allowed by the Healthcare Insurance Portability and Accountability Act of 1996 (“HIPAA”) regulations and rules regarding the privacy and security of Protected Health Information (as defined in such regulations and rules) and for the transmission of Protected Health Information. Company and Advisor agree, solely to the extent applicable to the terms of this Agreement, to fully comply with HIPAA and its regulations and rules regarding such Protected Health Information.
(e)Notwithstanding the nondisclosure obligations set forth herein, pursuant to 18 U.S.C. Section 1833(b), Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.Intellectual Property Rights.
(a)Subject to Section 4, if applicable, Advisor agrees that any and all ideas, inventions, discoveries, improvements, know-how and techniques that the Advisor conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, during or as a direct result of performing the Services for the Company under this Agreement (collectively, the “Inventions”) shall be the sole and exclusive property of the Company. Advisor agrees that he/she will use best efforts to avoid using any facilities or resources of the Institute to perform the Services.
(b)Advisor hereby assigns and agrees to assign to the Company his/her entire right, title and interest in and to all Inventions. Advisor hereby designates the Company as his/her agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignments from the Advisor to the Company.
(c)Advisor further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries.
(d)Advisor agrees to submit to the Company any proposed publication that contains any discussion relating to the Company, Proprietary Information, Inventions or work performed by Advisor for the Company hereunder. Advisor further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld. Any such consent shall be given within sixty (60) days.
7.Noncompetition and Nonsolicitation of Employees.
(a)During the term of this Agreement, Advisor will not, without the prior consent of the Company's Board of Directors, engage in any commercial business activity that competes in any way with any business then being conducted or planned by the Company in the Field, except that Advisor may continue the affiliations set forth in Exhibit B. In addition, but without limiting the generality of the foregoing, Advisor covenants and agrees during the term of this Agreement not to enter into any consulting or advisory relationship in the Field with any third party commercial entity. The foregoing shall not prevent Advisor from engaging in his/her work at the Institute or conducting any academic research, teaching or related non-commercial activity.
(b)During the term of this Agreement and for one (1) year thereafter, Advisor will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.
(c)If any restriction set forth in Sections 7(a) and 7(b) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
8.No Conflicting Obligation.
(a)Advisor represents that Advisor’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement. The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party.

(b)Advisor hereby agrees not to enter into any agreement that conflicts with this Agreement.
9.No Improper Use of Materials.
Advisor agrees not to disclose, nor to bring to the Company nor to use in the performance of Services for the Company any materials or documents of a present or former employer of Advisor (including Institute, if applicable), or any materials or documents obtained by Advisor from a third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers or clients and agrees to fulfill all such obligations during the term of this Agreement.
10.Term and Termination.
This Agreement, and Advisor’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of three (3) years after the Effective Date, unless earlier terminated as provided below. At the end of such initial term, the Agreement will automatically be extended for an additional period or periods of one year each, unless the Advisor or the Company shall have given to the other written notice to the contrary at least thirty (30) days prior to the commencement of such additional period.
(a)Advisor or the Company may terminate the Agreement at any time by giving no less than thirty (30) days prior written notice to the other Party.
(b)The obligations set forth in Articles 5, 6, 7, 10 and 12 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Advisor will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.
11.Assignment.
The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business.
12.Legal and Equitable Remedies.
Because Advisor’s Services are personal and unique and because Advisor may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
13.Governing Law; Severability.
This Agreement shall be governed by and construed according to the laws of the State of California, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.
14.Complete Understanding; Modification.
This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.
15.Notices.
Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.
16.Counterparts.
This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have executed this Scientific Advisory Board Agreement as of the date first written above.

SENTI BIOSCIENCES, INC.		ADVISOR: JAMES COLLINS

By:	/s/ Curt Herberts	By:	/s/ James Collins

Name:	Curt Herberts	Date:	6/21/2021

Title:	Chief Operating Officer

Date:	6/21/2021

EXHIBIT A
SENTI BIOSCIENCES, INC., SCIENTIFIC ADVISORY BOARD (SAB) COMPENSATION
AS OF MAY 14, 2021

SAB Members

Baseline Annual SAB Member Retainer	$10,500

Executive Chair (Addl.)	$9,000

Annual Equity Grants (NSOs)[1]	$18,000[2]
1 Any grant of such annual option grant(s) is contingent upon and subject to approval of the Board or compensation committee of the Board and requires continued services by Advisor pursuant to this Agreement through any applicable grant date.
2 Such number of shares is subject to adjustment for any applicable stock splits, stock dividends, combinations, recapitalizations and the like.

EXHIBIT B
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